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                                                                    Exhibit 2(b)

                                  APOGEE, INC.
                                1060 First Avenue
                       King of Prussia, Pennsylvania 19406

                                                        April 3, 1998

VIA FACSIMILE AND FEDERAL EXPRESS

PsychPartners, L.L.C.
1900 International Park Drive
  Suite 220
Birmingham, Alabama 35243
Attention: Mr. Kerry G. Teel

Ladies and Gentleman:

            Reference is made to the Agreement of Purchase and Sale (the "Purchase Agreement") dated as of December 26, 1997 by and among PsychPartners, Inc., a Delaware corporation ("PsychPartners, Inc."), and the PsychPartners MidAtlantic, Inc., a Delaware corporation ("MidAtlantic," and together with PsychPartners, Inc., the "Purchasers"), PsychPartners, L.L.C., an Alabama limited liability company ("PsychPartners"), Apogee, Inc., a Delaware corporation ("Apogee"), and certain subsidiaries of Apogee (the subsidiaries together with Apogee, the "Sellers"). Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement.

            Pursuant to Section 9.1(b) of the Purchase Agreement, the Purchase Agreement may be terminated at the election of either the Purchasers or the Sellers if the Closing Date shall not have occurred on or before April 30, 1998 (the "Termination Date"), provided, that, no party shall be entitled to terminate the Purchase Agreement pursuant to Section 9.1(b) if such party's failure to fulfill any obligation under the Purchase Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date. In view of the fact that the review of Apogee's proxy statement by the Securities and Exchange Commission has been in progress for a period that is longer than was anticipated by the parties at the time the Purchase Agreement was executed, we request and seek your agreement that the Termination Date be extended until May 31, 1998 (the "Extension").

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            If you agree to the Extension, kindly indicate such agreement by countersigning below on behalf of PsychPartners and the Purchasers.

                                              Very truly yours,


                                              /s/ Lawrence M. Davis

                                              Lawrence M. Davis
                                              President

AGREED AND ACCEPTED

PSYCHPARTNERS, L.L.C.
  for itself and on
  behalf of the PURCHASERS

By /s/ Kerry G. Teel
-----------------------------------
   Pres. PsychPartners